Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-220489 and Form S-8 Nos. 333-148951, 333-183069, 333-208003 and 333-214906) of our reports dated March 9, 2018, relating to the consolidated financial statements of Approach Resources Inc. and the effectiveness of internal control over financial reporting of Approach Resources Inc. appearing in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Moss Adams LLP

Dallas, Texas

March 9, 2018